Exhibit 10.1

Certain information identified by bracketed asterisks ([* * *]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Purchase Agreement”) is entered into and effective as of February 18, 2019 (the “Effective Date”), between Eton Pharmaceuticals, Inc., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010 and Bausch Health Ireland Limited, a limited liability company (“BIRL”) registered in Ireland (registered company number 513130) whose registered office is at 3013 Lake Drive, Citywest Business Campus, Dublin 24, Ireland (Eton and BIRL are collectively referred to herein as the “parties”). The parties hereby agree as follows:

Recitals

WHEREAS, Eyemax LLC, a Massachusetts limited liability company (“Eyemax”) granted Eton an exclusive right and license to develop, manufacture and commercialize products in the Territory (as such terms are defined herein) pursuant to that certain Exclusive Sales and Marketing Agreement, dated August 11, 2017 (the “2017 Agreement”) by and between Eton and Eyemax;

WHEREAS, the 2017 Agreement was amended, restated and superseded by that certain Amended and Restated Agreement (the “2019 Amended and Restated Agreement”), dated February 18, 2019, by and between Eton and Eyemax, and pursuant to which Eyemax sold, conveyed, transferred, assigned and delivered to Eton, all of Eyemax’s right, title and interest in and to certain assets, as further described in the 2019 Amended and Restated Agreement; and

WHEREAS, BIRL and Eton desire to enter into a transaction, pursuant to which BIRL will purchase and acquire from Eton, and Eton will sell, convey, transfer, assign and deliver to BIRL, all of Eton’s right, title and interest in and to all of the Purchased Assets as defined in Section 2.1 herein (the “Acquisition”).

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eton and BIRL hereby agree as follows:

1. Definitions. For the purposes of this Purchase Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “2017 Agreement” shall have the meaning provided in the recitals above.

1.2 “2019 Amended and Restated Agreement” shall have the meaning provided in the recitals above.

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1.3 “Accounting Standards” means U.S. GAAP (United States Generally Accepted Accounting Principles).

1.4 “Acquisition” shall have the meaning provided in the recitals above.

1.5 “Acquisition Transaction” shall have the meaning provided in Section 9.5.

1.6 “Actual Combination Product Net Sales” shall have the meaning provided in Section 5.4.

1.7 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.8 “Allocation Schedule” shall have the meaning provided in Section 5.8.

1.9 “Ancillary Agreements” shall mean the Bill of Sale and the General Assignment and Assumption Agreement.

1.10 “Assigned Technology” shall have the meaning provided in Section 2.1.1.

1.11 “Assumed Liabilities” shall have the meaning provided in Section 2.2.

1.12 “Bankruptcy Exception” shall have the meaning provided in Section 4.1.2.

1.13 “BIRL” shall have the meaning provided in the introductory paragraph above.

1.14 “BIRL Fundamental Representations” shall have the meaning provided in Section 6.1.2.

1.15 “BIRL Indemnitees” shall have the meaning provided in Section 6.2.

1.16 “Bill of Sale” shall have the meaning provided in Section 2.5(a).

1.17 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September, or December.

1.18 “Cap” shall have the meaning provided in Section 6.6.2.

1.19 “Change of Control Transaction” shall have the meaning provided in Section 1.84.

1.20 “Closing” shall have the meaning provided in Section 2.3.

1.21 “Closing Date” shall have the meaning provided in Section 2.3.

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1.22 “Combination Product” shall mean a product comprising: a Single Agent Product and one or more products containing one or more Other Actives as the sole active pharmaceutical ingredient(s) (each, an “Other Product”), as separate products in a co-packaged form sold for a single price.

1.23 “Competing Business” shall have the meaning provided in Section 9.5.

1.24 “Confidential Information” shall have the meaning provided in Section 8.1.1.

1.25 “Disclosure Schedule” shall have the meaning provided in Section 4.1.

1.26 “Distribution Target” shall have the meaning provided in Section 3.3.

1.27 “Distribution Target Shortfall Payment” shall have the meaning provided in Schedule 3.3.

1.28 “Effective Date” shall have the meaning set forth in the introductory paragraph above.

1.29 “Eton” shall have the meaning provided in the introductory paragraph above.

1.30 “Eton Fundamental Representations” shall have the meaning set forth in Section 6.1.1.

1.31 “Eton Indemnitees” shall have the meaning set forth in Section 6.3.

1.32 “Eton IP Rights” shall mean, collectively, the Eton Know-How Rights, Eton Patent Rights and Eton Registrations.

1.33 “Eton Know-How Rights” shall mean all trade secrets, clinical data and other know-how rights in which Eton or its Affiliates heretofore has an ownership or (sub)licensable interest, in and to the Technology.

1.34 “Eton Patent Rights” shall mean (a) all patents that claim or cover the Technology in which Eton or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility models, design patents and certificates of invention, together with any reissues, reexaminations, renewals, extensions or additions thereto.

1.35 “Eton Registrations” shall mean all Regulatory Filings and Regulatory Approvals (and applications therefor) regarding Products in which Eton or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, including ANDA No. 208158.

1.36 [* * *]

1.37 “[* * *] Consent” shall have the meaning provided in Section 2.5(c).

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1.38 “[* * *] Agreement” shall mean [* * *].

1.39 “Excluded Liabilities” shall have the meaning provided in Section 2.2.

1.40 “Eyemax” shall have the meaning provided in the recitals above.

1.41 “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

1.42 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product, for commercial purposes, to a Third Party after receipt of all necessary Regulatory Approvals for such Product.

1.43 “Force Majeure Event” means an event, act, occurrence, condition, or state of facts, in each case outside the reasonable control of a party, including acts of God; acts of any government; any rules, regulations, or orders issued by any Governmental Authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism, and invasion, that interfere with the normal business operations of such party.

1.44 “General Assignment and Assumption Agreement” shall have the meaning provided in Section 2.5(b).

1.45 “Governmental Authorities” shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

1.46 “Indemnifying Party” shall have the meaning provided in Section 6.4.

1.47 “Indemnitee” shall have the meaning provided in Section 6.4.

1.48 “Laws” shall mean any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

1.49 “Liability” shall mean any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

1.50 “[* * *]” shall have the meaning provided in Section 5.6.1.

1.51 “License” shall mean a license or sublicense under the Eton IP Rights or any portion thereof to sell a Single Agent Product in the Territory.

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1.52 “Licensee” shall mean any Third Party to which BIRL or its Affiliate or any Licensee grants a License.

1.53 “Lien” shall mean any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance, easement, right of way, charge or other title retention agreement of any kind or nature.

1.54 “Losses” shall have the meaning provided in Section 6.2.

1.55 “Market Share Threshold” shall have the meaning provided in Section 5.3.3.

1.56 “Net Sales” means[* * *].

1.57 “Order” shall mean any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of any Governmental Authority.

1.58 “Other Active” shall mean any active pharmaceutical ingredient other than [* * *].

1.59 “Other Product” shall have the meaning provided in Section 1.22.

1.60 “parties” shall have the meaning provided in the introductory paragraph above.

1.61 “Permitted Liens” shall mean each of the following as are immaterial, individually or in the aggregate, in amount and would not impair the ownership or use of the Purchased Assets: (a) liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; and (c) statutory or common Law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens.

1.62 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.63 “Pre-Closing Tax Period” shall have the meaning provided in Section 7.2.

1.64 “Product” shall mean [* * *].

1.65 “Pro Forma Net Sales” shall have the meaning provided in Schedule 3.3.

1.66 “Program” shall mean all activities related to Products, including all research, development, regulatory, manufacturing and other related activities, conducted by or on behalf of Eton or its Affiliates.

1.67 “Purchase Agreement” shall have the meaning provided in the introductory paragraph above.

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1.68 “Purchase Price” shall have the meaning provided in Section 2.3.

1.69 “Purchased Assets” shall have the meaning provided in Section 2.1.

1.70 “Purchaser FDA Letter” shall mean the letter from BIRL to the FDA, in the form attached as Exhibit E, to be filed with the FDA on the Closing Date in accordance with Section 3.1.

1.71 “Records” shall mean (a) all documentation comprising the Eton Registrations, including all submissions, reports and correspondence relating thereto, (b) all tangible documentation comprising the other Eton IP Rights, and (c) any other books and records relating exclusively to Products or the Program, or any other Purchased Assets, to the extent owned by or maintained by or on behalf of Eton or any of its Affiliates.

1.72 “Regulatory Approval” means, with respect to a Product in the Territory, any approval, registration, license, or authorization from the FDA or any other Regulatory Authority in the Territory that is necessary to market and sell such Product in the Territory.

1.73 “Regulatory Authority” shall mean any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of pharmaceutical products, including the FDA.

1.74 “Regulatory Filing” shall mean any New Drug Application or Abbreviated New Drug Application, or any other application, notification or submission made to or with the FDA for Regulatory Approval of a product, together with all amendments and supplements to any of the foregoing.

1.75 “Royalty Term” shall have the meaning provided in Section 5.3.1.

1.76 “Seller FDA Letter” shall mean the letter from Eyemax to the FDA, in the form attached as Exhibit D, to be filed with the FDA on the Closing Date in accordance with Section 3.1.

1.77 “Selling Party” shall have the meaning provided in Section 1.56.

1.78 “Single Agent Product” shall mean a Product containing [* * *] as its sole active pharmaceutical ingredient, the Regulatory Approval of which does or did not require any additional clinical studies to be conducted (being in addition to those already conducted by or on behalf of Eton as of the Effective Date), and expressly excludes any Product containing both [* * *] and an Other Active.

1.79 “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

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1.80 “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or other government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

1.81 “Technology” shall mean, collectively, all forms and formulations comprising [* * *], all methods of manufacture or use thereof, and all data, information, compositions, formulae, procedures, protocols, techniques and results of experimentation and testing and other technology relating to or reasonably necessary or useful to make, use, sell, offer for sale, import, develop, seek regulatory approval, market, commercialize or otherwise exploit the foregoing.

1.82 “Territory” shall mean collectively the United States of America and all of its territories and possessions.

1.83 “Third Party” shall mean any Person other than BIRL, Eton or their respective Affiliates.

1.84 “Third Party Acquiror” means a third party which acquires Eton or BIRL, as the case may be, whether by merger, sale of stock, sale of assets or otherwise (a “Change of Control Transaction”), which Third Party (a) is not the surviving entity following a merger of Eton or BIRL, as the case may be, and (b) was not an Affiliate of Eton or BIRL, as applicable, or an officer, director, employee or consultant of Eton or any of its subsidiaries or BIRL or any of its subsidiaries, as applicable, nor a stockholder of Eton or any of its subsidiaries or, as applicable, of BIRL or any of its subsidiaries, prior to the closing of such Change of Control Transaction.

1.85 “Transfer Taxes” shall have the meaning provided in Section 7.3.

2. Purchase and Sale of Purchased Assets.

2.1 Purchased Assets. Subject to the terms and conditions of this Purchase Agreement, as of the Closing Date, Eton hereby sells, conveys, transfers, assigns and delivers to BIRL, and BIRL hereby purchases and acquires from Eton all of Eton’s right, title and interest in and to all of the following, free and clear of any and all Liens (collectively, the “Purchased Assets”):

2.1.1 the Eton IP Rights and the Technology, in each case, in the Territory, and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Assigned Technology and rights of priority and protection of interests therein and to retain any and all amounts therefrom (collectively, the “Assigned Technology”);

2.1.2 the [* * *] Agreement and all rights of Eton thereto as of the Closing Date;

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2.1.3 the Records; and

2.1.4 all goodwill related to the Assigned Technology.

Subject to the representations and warranties in this Purchase Agreement, the Purchased Assets shall be sold to BIRL on an “as-is” basis as of the Closing Date. BIRL agrees that the Purchased Assets shall be delivered without any Eton warranties of whatever kind except for the representations and warranties provided in Section 4.1 of this Purchase Agreement. All assets of Eton and its Affiliates not specifically described in Section 2.1 shall not be part of the sale and purchase contemplated hereunder and shall remain the property of Eton after the Closing Date.

2.2 Assumed Liabilities. Except for the Assumed Liabilities (as defined below), BIRL shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any Liabilities of Eton or any other Person in connection with this Purchase Agreement. Upon and subject to the terms, conditions, representations and warranties of Eton contained herein, on the Closing Date, BIRL shall assume and agree to pay, perform, and discharge in a timely manner when due any and all Liabilities of Eton arising under the [* * *] Agreement, and, subject to the effectiveness of the transfers of the Eton Registrations in accordance with Section 3.1, the Eton Registrations, in each case, solely relating to the Territory and arising during, and relating to, the period on or after the Closing Date, including any Liabilities imposed by applicable Law with respect to obligations under the [* * *] Agreement or the Eton Registrations, in each case, solely relating to the Territory and arising during, and relating to, the period on or after the Closing Date (collectively, with the Liabilities of BIRL and its Affiliates under Section 7, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall exclude any and all Liabilities resulting from any breach of or non-compliance with the [* * *] Agreement or Eton Registrations by Eton or any of its Affiliates on or prior to the later of the Closing Date or the date of transfer of such Purchased Assets. All Liabilities of Eton or any of its Affiliates not specifically described in this Section 2.2 (collectively, with the Liabilities of Eton and its Affiliates under Section 7, the “Excluded Liabilities”) shall not be assumed by BIRL and shall remain the sole obligation and responsibility of Eton and its Affiliates after the Closing.

2.3 Purchase Price; Payment of Purchase Price; Closing. The aggregate consideration for the sale of the Purchased Assets shall be (i) the assumption by BIRL of the Assumed Liabilities and (iii) all payments that become due pursuant to Section 5 (collectively, the “Purchase Price”). The closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the same day as, subject to and immediately following, the closing of the transactions contemplated by the 2019 Amended and Restated Agreement, at the offices of Cooley LLP, located at 4401 Eastgate Mall, San Diego, California 92121, unless another place is agreed to in writing by the parties hereto or the parties hereto elect to effect the Closing by exchange of electronic documents in PDF format in lieu of an in-person Closing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.4 Transfer of Certain Purchased Assets. Eton shall transfer and deliver all Records (or true and complete copies thereof) to BIRL on the Closing Date to the extent possible or, to the extent not possible to transfer and deliver such items on the Closing Date, within [* * *] days following the Closing Date, at BIRL’s expense for shipping and handling costs, to the locations, and in accordance with the instructions, specified by BIRL. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Purchased Assets, then the hard drive or other medium shall be imaged and provided to BIRL in a reasonably accessible format. Eton will, to the extent any Records exist in a form suitable for electronic transfer, make such transfer electronically.

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2.5 Eton Closing Deliverables. At the Closing, Eton shall deliver or cause to be delivered to BIRL (unless previously delivered) the following:

(a) a duly executed counterpart of a bill of sale, substantially in the form of Exhibit A hereto, respecting the sale and transfer of the applicable Purchased Assets from Eton to BIRL to be effective on the Closing (the “Bill of Sale”);

(b) a duly executed counterpart of an assignment and assumption agreement, substantially in the form of Exhibit B hereto, respecting the assignment and assumption of the [* * *] Agreement and the Assumed Liabilities to be effective on the Closing (the “General Assignment and Assumption Agreement”);

(c) a true and complete copy of an assignment and consent agreement substantially in the form of Exhibit C hereto with respect to the [* * *] Agreement, duly executed by Eyemax and [* * *] respecting the assignment of the [* * *] Agreement by Eton to BIRL, to be effective on the Closing (the “[* * *] Consent”);

(d) [reserved];

(e) a copy of the duly executed Seller FDA Letter; and

(f) a certificate of a duly authorized officer of Eton, executed as of the Closing Date, certifying to the effect that the conditions set forth in Section 9.1 shall have been satisfied.

2.6 BIRL Closing Deliverables. At the Closing, BIRL shall deliver or cause to be delivered (unless previously delivered) to Eton the following:

(a) a duly executed counterpart of the Bill of Sale;

(b) a duly executed counterpart of the General Assignment and Assumption Agreement;

(c) [reserved];

(d) a copy of the duly executed Purchaser FDA Letter; and

(e) a certificate of a duly authorized officer of BIRL, executed as of the Closing Date, certifying to the effect that the conditions set forth in Section 9.2 shall have been satisfied.

2.7 Further Assurances. Eton hereby agrees, without further consideration, to execute and deliver such other instruments of transfer and take such other action as BIRL or its counsel may reasonably request in order to put BIRL in possession of the Purchased Assets in accordance with this Purchase Agreement.

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2.8 License Grant. On the Closing Date, Eton hereby grants to BIRL a non-exclusive, sublicensable, transferable, fully paid-up, royalty-free, perpetual license to any assets and rights owned, used or held for use by Eton, or to which Eton has rights (other than the Purchased Assets), that are related to, but not primarily related to, the Products or the Program in the Territory that are necessary or useful for the development, manufacturing, commercialization or other exploitation of the Products in the Territory.

3. Regulatory Matters; Commercialization Matters.

3.1 Transfer of Eton Registrations; Interim Responsibility.

3.1.1 On the Closing Date, Eton shall assign to BIRL any and all Eton Registrations in and for the Territory, in accordance with this Section 3.1. On the Closing Date, Eton will forward to BIRL complete copies of the Eton Registrations and copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, Regulatory Authorities with respect to the Products or Eton Registrations. Promptly following the Closing Date, (i) Eton shall submit (or shall cause to be submitted) the Seller FDA Letter with the FDA and (ii) BIRL shall subsequently submit the Purchaser FDA Letter with the FDA.

3.1.2 The parties will cooperate to ensure a smooth transition from Eton to BIRL of all of the activities required to be undertaken by the holder of the Eton Registrations. Eton will cooperate with BIRL to ensure a smooth transition of the Program and the transfer of adverse experience reporting obligations from Eton to BIRL. At the reasonable request of BIRL, Eton shall use commercially reasonable efforts to assist BIRL, at BIRL’s cost, with matters relating to the approval of the Eton Registrations by the FDA, including reviewing and providing comments on correspondence to and from the FDA with respect to such Eton Registrations and otherwise advising BIRL on matters relating to such Eton Registrations and their approval.

3.1.3 In addition to the obligations set out in Section 3.1.2, Eton shall be responsible, at its costs, for preparing a response [* * *] and for conducting any technical activities in connection with such response. Eton shall complete such response in a timely manner, using appropriate resources and skills. BIRL shall have the right to review and provide comments on such response, which comments shall be incorporated by Eton in such response. [* * *].

3.2 Communication With Agencies. After the transfer of the Eton Registrations to BIRL has been completed, BIRL shall have responsibility for all such communications, and, until such time as the FDA approves the first Product, BIRL shall use commercially reasonable efforts to obtain approval by the FDA of a Product, including responding in a timely manner to any communications or requests from the FDA, provided that the application by BIRL (or its Affiliate) for any labelling changes to or for such Product, and any delays caused thereby, shall not constitute a failure by BIRL to use such commercially reasonable efforts. Until such time as the FDA approves the first Product, BIRL shall (i) promptly provide Eton with copies of any communications BIRL receives from the FDA concerning the Products, (ii) provide Eton with draft copies of all proposed communications from BIRL to the FDA with respect to the Products and (iii) permit Eton with a reasonable period of time (not to exceed [* * *]) to review and comment on such communications.

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3.3 Commercialization Matters. BIRL agrees that, upon receipt of all requisite Regulatory Approvals in the Territory by the FDA of the first Single Agent Product, the First Commercial Sale of such Single Agent Product shall occur within [* * *] of such approval date, provided, however, if such First Commercial Sale is delayed as a result of a Force Majeure Event or multiple Force Majeure Events (including delays in obtaining supply of Product caused by or relating to [* * *] or such other Third Party contract manufacturer), such [* * *] period shall be extended for the duration of such Force Majeure Event(s). BIRL agrees that, following receipt of the Regulatory Approvals for the first Single Agent Product, the first Product to be launched in the Territory will be such Single Agent Product. In addition, VIRL agrees that, on [* * *], VIRL shall achieve the distribution target described in Schedule 3.3 hereto (the “Distribution Target”), provided that, if BIRL fails to achieve such Distribution Target, then the sole remedy for such failure by BIRL shall be the payment by BIRL to Eton of an amount equal to the Distribution Target Shortfall Payment within [* * *] of [* * *].

4. Representations and Warranties.

4.1 Representations and Warranties of Eton. Except as set forth in the disclosure schedule (with specific references to the section of this Agreement to which the information stated in such disclosure relates) delivered by Eton to BIRL (the “Disclosure Schedule”), Eton hereby represents and warrants to BIRL as of the Effective Date as follows:

4.1.1 Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.2 Eton has the requisite power and authority and the legal right to execute and deliver this Purchase Agreement, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance of this Purchase Agreement by Eton and the consummation by Eton of the Acquisition have been duly and validly authorized by all necessary action of Eton, and no other action on the part of Eton is necessary to authorize this Purchase Agreement or to consummate the Acquisition. This Purchase Agreement has been duly executed and delivered by Eton and, assuming the due authorization, execution and delivery by BIRL, this Purchase Agreement constitutes a legal, valid and binding obligation of Eton, enforceable against Eton in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies, whether in a proceeding at law or in equity (collectively, the “Bankruptcy Exception”).

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4.1.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Eton in connection with this Purchase Agreement and the consummation of the Acquisition have been obtained, including, without limitation, the written consent of [* * *] to the assignment to BIRL of all of Eton’s rights and obligations under the [* * *] Agreement and any necessary consents from Eyemax. Neither the execution or delivery of this Purchase Agreement by Eton does, nor the performance by Eton of its obligations hereunder or thereunder or the consummation of the Acquisition will: (i) conflict with or violate any provision of the organizational documents of Eton or any resolutions adopted by the board of directors of Eton, (ii) conflict with, or constitute a default under, any contractual obligation by which it is bound, including the 2019 Amended and Restated Agreement, or (iii) conflict with or violate any Law or Order applicable to Eton or by which any of the Purchased Assets or Eton is bound or affected. Neither the execution or delivery of this Purchase Agreement, nor the performance by Eton of its obligations hereunder or thereunder or the consummation by Eton of the Acquisition will: (a) result in the creation or imposition of any Lien on any of the Purchased Assets; or (b) violate or conflict with, or result in a breach of, any provision of, or constitute a default under (or, with notice or lapse of time or both, would constitute a default under) or give rise to any right of any Person other than Eton of termination, cancellation or modification, or acceleration of any obligation of Eton or a loss of any rights or benefits to which Eton is entitled, in each case under any of the terms, conditions or provisions of the [* * *] Agreement. There are no consents, approvals, permits, authorizations, waivers or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by Eton in connection with the execution, delivery and performance by Eton of this Purchase Agreement or the performance of Eton’s obligations hereunder and thereunder.

4.1.4 There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action or other legal proceeding pending or, to the knowledge of Eton, currently threatened against Eton that questions the validity of this Purchase Agreement or the right of Eton to enter into this Purchase Agreement, or to consummate the transactions contemplated hereby. Eton is not subject to any Order that would reasonably be expected to impair or delay its ability to perform its obligations under this Purchase Agreement.

4.1.5 There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action or other legal proceeding pending or, to the knowledge of Eton, currently threatened with respect to the Products, the Program, the Eton IP Rights, the other Purchased Assets or the Assumed Liabilities. There are no judgments or settlements against or amounts with respect thereto owed by Eton or any of its Affiliates relating to Products, the Program, the Eton IP Rights or the other Purchased Assets. There is no order, writ, judgment, decision, ruling, subpoena, verdict, injunction, decree, consent decree, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority that is outstanding against Eton or any of its Affiliates and that relates to or is reasonably likely to affect the Products, the Program or the Purchased Assets.

4.1.6 Neither Eton, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior Law.

4.1.7 Following the closing of the transactions contemplated by the 2019 Amended and Restated Agreement Date, other than Permitted Liens, Eton shall have good, valid and marketable title to all Purchased Assets. The Purchased Assets include all data and information generated by or on behalf of, or acquired by, Eton with respect to Products in the Territory. Following the closing of the transactions contemplated by the 2019 Amended and Restated Agreement Date, all of the Purchased Assets shall be owned by Eton free and clear of all Liens, other than Permitted Liens, and upon the consummation of the Acquisition, BIRL will acquire ownership of all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

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4.1.8 No Eton Patents exist, and neither Eton nor any of its Affiliates owns or controls any potentially patentable invention directed to any Product, including, without limitation, the formulation of, or any method of making or using, any Product, with respect to which any patent application could be filed in the United States of America.

4.1.9 All material data, information, results of experimentation and testing provided by Eton to the FDA or BIRL in relation to Products or the Program are accurate and complete in all respects. No Eton Registrations made or other materials submitted by Eton to the FDA or other Governmental Authority in the Territory contained an untrue statement of material fact when submitted, or omitted to state a material fact within the knowledge of Eton when submitted which was required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.1.10 To Eton’s knowledge (for purposes of clarity, without performing a freedom to operate analysis), since [* * *], neither the Products nor any use thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party. To the knowledge of Eton, since [* * *], no Third Party is engaging in any activity that infringes, misappropriates or otherwise violates the Eton IP Rights.

4.1.11 Neither Eton nor any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which any Third Party is granted (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Product or to otherwise exploit any Assigned Technology, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Assigned Technology, (iii) any ownership right or title, whether actual or contingent, to any Assigned Technology, or (iv) an option or right of first refusal relating to any Assigned Technology.

4.1.12 Other than the [* * *] Agreement, neither Eton nor any of its Affiliates is a party to any agreement for development, manufacturing or other services with respect to the Products in the Territory or that is primarily related to the Products, the Program or the Purchased Assets. Eton has provided BIRL with access to all material preclinical and clinical data in the possession or control of Eton related to any Products. Eton has provided to BIRL or made available current, true and complete copies of all Eton Registrations.

4.1.13 Eton has delivered to or made available to BIRL a true and complete copy of the [* * *] Agreement. The [* * *] Agreement is, as to Eton (and, as to the other party thereto, to the knowledge of Eton), a legal, valid and binding agreement in full force and effect and enforceable in accordance with its terms, subject to the effect of any Bankruptcy Exception. Eton is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Eton under the [* * *] Agreement. To the knowledge of Eton, no other party to the [* * *] Agreement is in material breach or default under, or has repudiated any material provision of, the [* * *] Agreement. Eton has not received any notice from a counterparty to the [* * *] Agreement that such counterparty intends to terminate, cancel or amend (other than in a de minimis respect) such [* * *] Agreement and there are no pending or unresolved notices from a counterparty to the [* * *] Agreement that such counterparty intends to terminate, cancel or amend (other than in a de minimis respect) such [* * *] Agreement. As of the Effective Date, all fees and other amounts owing to or otherwise payable to [* * *] under [* * *] of the [* * *] Agreement have been paid and no additional fees or other payments will become payable under such [* * *] of the [* * *] Agreement.

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4.1.14 Neither Eton nor any of its Affiliates has received any written notice from the FDA or any other Regulatory Authority alleging any existing material non-compliance with any Laws applicable to the registration of any Product or the conduct of the Program.

4.1.15 No employee of Eton or any of its Affiliates has been excluded from participating in the Medicare program or any other program of a Governmental Authority.

4.1.16 Neither Eton nor any of its Affiliates has received notice that the FDA or any other Regulatory Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any of the Eton Registrations.

4.1.17 With respect to the Products, the Program and the Purchased Assets, in each case solely with respect to the Territory, each of Eton and its Affiliates is and has been in compliance in all material respects with all applicable Laws in the Territory.

4.1.18 No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Eton or its Affiliates in connection with the Acquisition or any of the other transactions contemplated by this Purchase Agreement.

4.1.19 The Purchased Assets constitute all assets and rights owned by Eton, or to which Eton has rights, that are primarily related to the Products or the Program in the Territory.

4.2 Representations and Warranties of BIRL. BIRL hereby represents and warrants to Eton as of the Effective Date as follows:

4.2.1 BIRL is a limited liability company, validly existing and in good standing under the laws of the Republic of Ireland.

4.2.2 BIRL has the requisite power and authority and the legal right to execute and deliver this Purchase Agreement, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance of this Purchase Agreement by BIRL and the consummation by BIRL of the Acquisition have been duly and validly authorized by all necessary action of BIRL, and no other action on the part of BIRL is necessary to authorize this Purchase Agreement or to consummate the Acquisition. This Purchase Agreement has been duly executed and delivered by BIRL and, assuming the due authorization, execution and delivery by BIRL, this Purchase Agreement constitutes a legal, valid and binding obligation of BIRL, enforceable against BIRL in accordance with its terms, subject to the effect of any Bankruptcy Exception.

4.2.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by BIRL in connection with this Purchase Agreement and the consummation of the Acquisition have been obtained. Neither the execution or delivery of this Purchase Agreement by BIRL does, nor the performance by BIRL of its obligations hereunder or thereunder or the consummation of the Acquisition will: (i) conflict with or violate any provision of the organizational documents of BIRL or any resolutions adopted by the board of directors of BIRL, (ii) conflict with, or constitute a default under, any contractual obligation by which it is bound, or (iii) conflict with or violate any Law or Order applicable to BIRL.

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4.2.4 There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action or other legal proceeding pending or, to the knowledge of BIRL, currently threatened against BIRL that questions the validity of this Purchase Agreement or the right of BIRL to enter into this Purchase Agreement, or to consummate the transactions contemplated hereby.

4.2.5 Neither BIRL, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

4.2.6 No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from BIRL or its Affiliates in connection with the Acquisition or any of the other transactions contemplated by this Purchase Agreement.

5. Financial Terms

5.1 Upfront Fee. Within [* * *] of the Closing Date, BIRL shall pay to Eton an upfront fee of [* * *] by wire transfer of immediately available funds to an account designated in writing by Eton prior to the Closing Date.

5.2 Milestone Payment. Within [* * *] following the first achievement of the following milestone event, BIRL shall pay to Eton, by wire transfer of immediately available funds to an account designated in writing by Eton the following milestone payment:

Milestone Event	Milestone Payment
[* * *]	[* * *]

Notwithstanding the foregoing, if [* * *], then the milestone payment to be paid in connection with the milestone event described in this Section 5.3 shall be reduced by [* * *], namely [* * *]. In addition, if [* * *] has not occurred within [* * *] (as such [* * *] period may be extended in accordance with Section 3.3), then BIRL shall pay to Eton the milestone payment owing pursuant to this Section 5.2, such milestone payment being due within [* * *] of such date.

5.3 Royalties.

5.3.1 For a period of [* * *] from [* * *] (the “Royalty Term”), subject to the terms and conditions of this Agreement, BIRL shall pay to Eton royalties equal to [* * *].

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5.3.2 Notwithstanding Section 5.3.1, if, at any point during the Royalty Term, any product, [* * *] is launched in the Territory, by any Person (other than BIRL or its Affiliates or Licensees), then the royalties shall be reduced to [* * *] of Net Sales beginning on the launch date of such other product. [* * *].

5.3.3 In addition, notwithstanding Sections 5.3.1 or 5.3.2, if at any point during the Royalty Term the Single Agent Product’s market share in the Territory falls below [* * *] of the aggregate [* * *] market (based on dollar value and as measured on a quarterly basis using IRI data (or other nationally syndicated data obtained from an independent source)) (the “Market Share Threshold”) [* * *] of Net Sales beginning in (and including) the second consecutive Calendar Quarter during which BIRL’s market share first falls below the Market Share Threshold. [* * *].

5.4 Combination/Bundled Products. In the event that a Single Agent Product is sold by BIRL, its Affiliates or Licensees as a Combination Product, then Net Sales for purposes of calculating royalties payable under Section 5.3 shall be calculated as follows:

In the event that both (x) Single Agent Product is sold separately in finished form in the Territory during such Calendar Quarter and (y) the Other Product(s) in such Combination Product are sold separately in finished form in the Territory during such Calendar Quarter, then Net Sales of such Single Agent Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated in accordance with the provisions of Section 1.36 (“Actual Combination Product Net Sales”) during such Calendar Quarter by the fraction A / (A+B), where A is the weighted average sale price of such Single Agent Product when sold separately in finished form in the Territory during such Calendar Quarter, and B is the weighted average sale price of the Other Product(s) in the Combination Product when sold separately in finished form in the Territory during such Calendar Quarter.

In the event that Single Agent Product is sold separately in finished form in the Territory during such Calendar Quarter, but the Other Product(s) in such Combination Product are not sold separately in finished form in the Territory during such Calendar Quarter, then Net Sales of such Single Agent Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in the Territory during such Calendar Quarter by the fraction A / C where A is the weighted average sale price of such Single Agent Product when sold separately in finished form in the Territory during such Calendar Quarter and C is the weighted average sale price of the Combination Product in the Territory during such Calendar Quarter.

In the event that no Single-Agent Product is sold separately in finished form in the Territory during such Calendar Quarter, but the Other Active(s) or Other Product(s) in such Combination Product are sold separately in finished form in the Territory during such Calendar Quarter, Net Sales of such Single Agent Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by the fraction (C-B) / C, where B is the weighted average sale price of the Other Active(s) or Other Product(s) in the Combination Product when sold separately in finished form in the Territory during such Calendar Quarter, and C is the weighted average sale price of the Combination Product in the Territory during such Calendar Quarter.

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In the event that neither Single-Agent Product is sold separately in finished form in the Territory during such Calendar Quarter, nor the Other Active(s) or Other Product(s) in such Combination Product are sold separately in finished form in the Territory during such Calendar Quarter, then Net Sales of such Single Agent Product in the Territory during such Calendar Quarter shall be equal to [* * *] of the Actual Combination Product Net Sales of the Combination Product in the Territory during such Calendar Quarter.

5.5 Royalty Reports and Payments. Within [* * *] after the end of each Calendar Quarter during the Royalty Term, BIRL shall deliver to Eton a written report showing in reasonably specific detail the calculation of the royalties owing to Eton with respect to such Calendar Quarter, including the amount of gross sales of the Single Agent Products, the amount of the Net Sales of the Single Agent Product and the calculation of such Net Sales, including with reasonable detail with respect to deductions permitted under the definition of “Net Sales” and adjustments in respect of any accrued deductions. BIRL shall remit the total payments due during such Calendar Quarter at the time such report is made. Payment in whole or in part may be made in advance of such due date. For purposes of clarity, no such reports or payments shall be due for any Single Agent Product before the First Commercial Sale of such Single Agent Product.

5.6 Interest; Withholding Taxes.

5.6.1 Any milestone payment or royalty payment not paid when due shall bear interest from the due date until the date of payment thereof at the rate of [* * *] as quoted in [* * *] (or if it no longer exists, a similarly authoritative source); provided, that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law. The payment of such interest shall not limit Eton from exercising any other rights it may have as a consequence of the lateness of any payment.

5.6.2 BIRL shall be entitled to deduct the amount of any Taxes that are required to by paid with respect to such amounts payable by BIRL or its Affiliates, or any Taxes required to be withheld by BIRL or its Affiliates from such amounts, to the extent BIRL or its Affiliates pay to the appropriate Governmental Authority on behalf of Eton such Taxes. BIRL shall cooperate with Eton in any lawful way reasonably requested by Eton to obtain available reductions, credits or refunds of such Taxes. BIRL promptly shall deliver to Eton proof of payment of all such Taxes, together with copies of all communications from or with any Governmental Authority with respect thereto.

5.7 Audits.

5.7.1 During the Royalty Term and for [* * *] thereafter, upon the written request of Eton and not more than once in each calendar year, BIRL shall permit an independent certified public accounting firm of nationally recognized standing selected by Eton and reasonably acceptable to BIRL, at Eton’ s expense, to have access during normal business hours to such of the financial records of BIRL as may be reasonably necessary to verify the accuracy of the reports hereunder for the [* * *] immediately prior to the date of such request (other than records for which Eton has already conducted an audit under this Section).

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5.7.2 If such accounting firm concludes that additional amounts were owed during the audited period, BIRL shall pay such additional amounts within [* * *] after the date Eton delivers to BIRL such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Eton; provided, however, that to the extent the auditor determines an underpayment discrepancy greater than [* * *], BIRL shall pay the reasonable fees and expenses charged by such accounting firm.

5.7.3 Eton shall cause its accounting firm to retain all financial information subject to review under this Section 5.7 in strict confidence; provided, however, that BIRL shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with BIRL regarding such financial information. The accounting firm shall disclose to Eton only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Eton shall treat all such financial information as BIRL’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.7, except that, notwithstanding anything to the contrary in this Agreement, Eton shall be permitted to disclose that portion of such information to Eyemax in connection with the performance of Eton’s obligations under the 2019 Amended and Restated Agreement, provided, however, that BIRL shall have the right to require that Eyemax, prior to such disclosure, enter into an appropriate and reasonable non-disclosure agreement with BIRL regarding such financial information.

5.8 Allocation of Purchase Price. BIRL and Eton shall use diligent efforts to agree upon a schedule (the “Allocation Schedule”) setting forth the respective values of the Purchased Assets consistent with Section 1060 of the Code (and any similar provisions of state, local or foreign Law, as appropriate), which shall be used for Tax purposes for the allocation of the Purchase Price and any additional consideration among the Purchased Assets. Within [* * *] after the Closing, BIRL shall provide to Eton a proposed Allocation Schedule. Eton shall have the right to review and raise any objections in writing to the Allocation Schedule during the [* * *] period after its receipt thereof. If BIRL disagrees with respect to any material item in the Allocation Schedule, the parties shall negotiate in good faith to resolve the dispute. BIRL and Eton covenant and agree to report for Tax purposes the allocation of such Purchase Price and additional consideration among the Purchased Assets in a manner entirely consistent with the Allocation Schedule and agree to act in accordance with such Allocation Schedule in filing all Tax returns (including filing Form 8594 with their respective federal income Tax returns for the Taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto. BIRL and Eton hereby agree, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, to be bound by the Allocation Schedule, to file all Tax returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the Allocation Schedule, and not to take any position inconsistent with the Allocation Schedule in the course of any tax audit, review, examination or other administrative or judicial proceeding. The Allocation Schedule shall be adjusted in accordance with the procedure set forth in Section 5.8 to account for any adjustments to the Purchase Price pursuant to Section 5, Section 6.7 or as otherwise contemplated by this Agreement.

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5.9 Third Party Licenses. If, during the Royalty Term, BIRL or its Affiliates or Licensees is obligated to pay a Third Party royalties or other payments in consideration for intellectual property rights owned or controlled by such Third Party, that, without a license, BIRL reasonably believes such Third Party intellectual property rights would be infringed in the manufacture, use, import, offer for sale, or sale of a Single Agent Product, then BIRL will have the right, upon BIRL’s (or its Affiliate’s or Licensee’s) execution of a license with such Third Party for such Third Party intellectual property rights, to credit [* * *] of any payments made to such Third Party in consideration for such Third Party intellectual property rights, against the royalty due to Eton under this Purchase Agreement, provided that, in no event shall royalties due to Eton under this Purchase Agreement in any Calendar Quarter be so reduced to less than [* * *] of the amount that would otherwise be due to Eton hereunder.

6. Indemnification.

6.1 Survival.

6.1.1 Except in the case of Eton’s common law fraud, Eton’s obligations to indemnify and hold harmless a BIRL Indemnitee pursuant to Section 6.2(i): (x) other than with respect to the representations and warranties set forth in [* * *] (the “Eton Fundamental Representations”), shall terminate on the date that is [* * *] from the Closing Date, and (y) with respect to the Eton Fundamental Representations shall survive indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a BIRL Indemnitee shall have, before the expiration of such applicable period, previously made a claim by delivering a notice of such claim in accordance with this Purchase Agreement to Eton, which obligations shall survive until all such claims have been resolved.

6.1.2 Except in the case of BIRL’s common law fraud, BIRL’s obligations to indemnify and hold harmless an Eton Indemnitee to Section 6.3(i): (x) other than with respect to the representations and warranties set forth in Sections [* * *] (the “BIRL Fundamental Representations”), shall terminate on the date that is [* * *] from the date of this Purchase Agreement and (y) with respect to the BIRL Fundamental Representations shall indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Eton Indemnitee shall have, before the expiration of such applicable period, previously made a claim by delivering a notice of such claim in accordance with this Purchase Agreement to Eton, which obligations shall survive until all such claims have been resolved.

6.1.3 All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.

6.2 Indemnification by Eton. Eton shall indemnify, defend and hold harmless BIRL, its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “BIRL Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from, in connection with or otherwise with respect to (i) any inaccuracy in, or breach of, any representation or warranty of Eton contained in Section 4.1 of this Purchase Agreement or in any Ancillary Agreement, (ii) any failure by Eton to perform, fulfill or comply with any covenant, agreement, obligation or undertaking of Eton contained in this Purchase Agreement or in any Ancillary Agreement and (iii) the Excluded Liabilities.

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6.3 Indemnification by BIRL. BIRL shall indemnify, defend and hold harmless Eton, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eton Indemnitees”) from any and all Losses arising from, in connection with or otherwise with respect to (i) any inaccuracy in, or breach of, any representation or warranty of BIRL contained in Section 4.2 of this Agreement or in any Ancillary Agreement, (ii) any failure by BIRL to perform, fulfill or comply with any covenant, agreement, obligation or undertaking of BIRL contained in this Purchase Agreement or in any Ancillary Agreement and (iii) the Assumed Liabilities.

6.4 Third Party Claim Procedures. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 6 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

6.5 Direct Claim Procedures. In the event any Indemnitee should have a claim against an Indemnifying Party under Section 6.2 or Section 6.3, as applicable, that does not involve a Third Party claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim to the Indemnifying Party. The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnitee under Section 6.2 or Section 6.3, as applicable, except to the extent (and only to the extent) that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnitee within [* * *] following its receipt of such notice that the Indemnifying Party disputes Indemnifying Party’s liability to the Indemnitee under Section 6.2 or Section 6.3, as applicable, such claim specified by the Indemnitee in such notice shall be conclusively deemed a Loss of the Indemnifying Party under Section 6.2 or Section 6.3, as applicable, and Indemnifying Party shall pay the amount of such Loss to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

6.6 Exclusive Monetary Remedy; Limitations.

6.6.1 Except in the case of common law fraud, the right to indemnification under this Section 6 shall constitute the sole and exclusive monetary remedy of the BIRL Indemnitees and the Eton Indemnitees for Losses or otherwise arising from, in connection with this Purchase Agreement, including pursuant to Section 6.1.1, Section 6.1.2, Section 6.1.3, Section 6.2, Section 6.3, the Ancillary Agreements, or otherwise with respect to any of the transactions contemplated hereby or thereby.

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6.6.2 Except in the case of Eton’s common law fraud, (x) except for a breach of the Eton Fundamental Representations, Eton’s aggregate liability to BIRL Indemnitees pursuant to Section 6.2(i) shall not exceed [* * *] (the “Cap”), and (y) other than (A) with respect to Section 6.2(iii) (with respect to which Eton’s liability shall not be limited), (B) Section 6.2(ii) with respect to Sections [* * *] (with respect to which Eton’s liability shall not be limited) and (C) Eton Fundamental Representations (with respect to which Eton’s liability shall not be limited), Eton’s aggregate liability under Section 6.2 shall not exceed the greater of (1) [* * *] and (2) [* * *]. No BIRL Indemnitee shall be entitled to recover any Losses under Section 6.2(i) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 6.2(i) exceed [* * *], at which point the BIRL Indemnitees shall become entitled to be indemnified for such Losses [* * *].

6.6.3 Except in the case of BIRL’s common law fraud, (x) except for a breach of the BIRL Fundamental Representations, BIRL’s aggregate liability to Eton Indemnitees pursuant to Section 6.3(i) shall not exceed the Cap, and (y) other than (A) with respect to Section 6.3(iii) (with respect to which BIRL’s liability shall not be limited), (B) Section 6.3(ii) with respect to Sections [* * *] (with respect to which BIRL’s liability shall not be limited) and (C) BIRL Fundamental Representations (with respect to which BIRL’s liability shall not be limited), BIRL’s aggregate liability under Section 6.3 shall not exceed the greater of (1) [* * *] and (2) [* * *]. No Eton Indemnitee shall be entitled to recover any Losses under Section 6.3(i) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 6.3(i) exceed [* * *], at which point the Eton Indemnitees shall become entitled to be indemnified for such Losses [* * *].

6.7 Tax Treatment of Indemnification Payments. All indemnity payments made by an Indemnifying Party to an Indemnitee pursuant to this Purchase Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

6.8 Right of Set-Off. Notwithstanding any provision of this Purchase Agreement to the contrary, the parties acknowledge and agree that, in addition to any other right hereunder: (i) subject to the limitations set forth in Section 6.6, BIRL shall have the right, but not the obligation, from time to time to set off any Losses for which the BIRL Indemnitees are entitled to indemnification hereunder against any payment under Section 5.2 or Section 5.3 and (ii) if at any time any payment pursuant to Section 5.2 or Section 5.3 is due and payable the amount of Losses with respect to which shall not have been finally determined, then the amount of such payment shall be reduced by the amount of Losses BIRL reasonably estimates to be subject to such indemnification claim and that is set forth in the claim notice. If the final amount of Losses for such indemnification claim is less than the amount by which such payment was reduced for such claim, then BIRL shall promptly deliver the difference to Eton, together with accrued interest calculated in accordance with Section 5.6.1.

6.9 Specific Performance. In the event of any breach or threatened breach by either party of any covenant, obligation or other provision set forth in this Purchase Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

6.10 No Implied Representations. The parties acknowledge and agree that, except as expressly provided in Section 4.1 and Section 4.2, neither of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

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6.11 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO THIS SECTION 6 FOR THIRD PARTY CLAIMS OR IN THE CASE OF FRAUD OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 8, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS PURCHASE AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

6.12 Litigation Support. Following the Closing, the parties shall reasonably cooperate with each other in the defense or settlement of any claims or lawsuits brought by, Third Parties that involve the Purchased Assets, the Product, this Purchase Agreement or the transactions contemplated hereby by providing the other party and such other party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, and other information relating primarily to the Products, the Program and the Purchased Assets as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party; provided, however, that such access shall not unreasonably interfere with the parties’ respective businesses; and provided, further, that either party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would result in a violation of confidentiality obligations to a Third Party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege.

7. Tax Matters.

7.1 Eton shall be responsible for and shall pay all Taxes of Eton for all periods and all Taxes that relate to the Purchased Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date. Eton shall prepare and file its Tax Returns for all periods and all Tax Returns that relate to the Purchased Assets for any Taxable periods ending on or before the Closing Date. Such returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.

7.2 Any real property, personal property or similar Taxes applicable to the Purchased Assets for a taxable period that includes but does not end on the Closing Date shall be paid by BIRL or Eton, as applicable, and such Taxes shall be apportioned between BIRL and Eton based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. Eton shall pay BIRL an amount equal to any such Taxes payable by BIRL which are attributable to the Pre-Closing Tax Period, and BIRL shall pay Eton an amount equal to any such Taxes payable by Eton which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by BIRL or Eton if such Taxes are not identified by BIRL or Eton on or prior to the Closing Date).

7.3 All transfer, value added taxes, withholding, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the sale of the Purchased Assets contemplated by this Purchase Agreement shall be paid by Eton. The party required under applicable Law will file any necessary Tax Returns and other documentation with respect to all such Taxes and, if BIRL is required by applicable Law to file such Tax Returns, Eton shall pay over to BIRL any such Transfer Taxes payable with respect to such Tax Return.

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7.4 After the Closing, upon reasonable written notice, BIRL and Eton shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets and Assumed Liabilities (including, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation of any available Tax clearance certificate, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Eton and BIRL shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets and Assumed Liabilities. Eton shall not after the Closing take any position in any Tax Return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by Eton in any filing, settlement or agreement made by Eton prior to the Closing if such inconsistent position (i) requires the payment by BIRL of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Purchased Assets or any of the properties, assets or rights of BIRL or (iii) accelerates the time at which any Tax must be paid by BIRL; unless BIRL has previously consented to such position in a writing to Eton.

8. Confidentiality.

8.1 Confidential Information.

8.1.1 Except as otherwise provided herein, from and after the Closing, Eton shall treat as confidential, and shall not, except as provided herein, disclose to any other Person, all information included in or solely related to the Purchased Assets or the Assumed Liabilities (“Confidential Information”); provided, however, that the foregoing obligations shall not apply to (a) any information which was or comes into the public domain through no breach of this Purchase Agreement by Eton, (b) is or was communicated by BIRL to an unaffiliated Third Party free of any obligation of confidence, (c) any information that is independently developed or discovered by any Third Party Acquiror of Eton prior to a Change of Control Transaction, other than as a result of disclosure by or on behalf of Eton or any of its subsidiaries, (d) any information that is independently developed or discovered by any Third Party Acquiror without reference to any information included in the Purchased Assets other than information described in clause (a), (b), (c) or (e), or (e) is rightfully communicated to any Third Party Acquiror by another third party (other than Eton or any of its subsidiaries), free and clear of any obligation of confidence and not acquired in any manner from Eton or any of its subsidiaries. For the avoidance of doubt, Eton shall be permitted to provide to Eyemax copies of any royalty reports received by Eton pursuant to Section 5.5 and the results of any audit received by Eton pursuant to Section 5.7.3, provided that, prior to providing copies of any such reports to Eyemax, BIRL (or its Affiliate) and Eyemax shall have executed a confidentiality and non-disclosure agreement relating to such reports, in a form acceptable to BIRL (acting reasonably). In addition, Eton shall not be prohibited from disclosing any portion of the Confidential Information that Eton is required to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law; provided that Eton shall provide BIRL with prompt notice and may disclose only that portion of the Confidential Information that it is compelled to disclose and, as may be reasonably requested by BIRL, reasonably cooperate with BIRL, at BIRL’s expense, in any attempt to obtain an appropriate protective order or other reliable assurance of confidential treatment.

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8.1.2 Except as otherwise provided herein, from and after the Closing, BIRL shall treat as confidential, and shall not, except as provided herein, disclose to any other Person, any information included in or solely related to the Excluded Liabilities, provided, however, that the foregoing obligations shall not apply to (a) any information which was or comes into the public domain through no breach of this Purchase Agreement by BIRL, (b) is or was communicated by Eton to an unaffiliated Third Party free of any obligation of confidence, (c) any information that is independently developed or discovered by any Third Party Acquiror of BIRL prior to a Change of Control Transaction, other than as a result of disclosure by or on behalf of BIRL or any of its subsidiaries, (d) any information that is independently developed or discovered by any Third Party Acquiror without reference to any information included in the Purchased Assets other than information described in clause (a), (b), (c) or (e), or (e) is rightfully communicated to any Third Party Acquiror by another third party (other than BIRL or any of its subsidiaries), free and clear of any obligation of confidence and not acquired in any manner from BIRL or any of its subsidiaries.

8.2 Public Disclosure. Except to the extent required by Law, the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted and except as permitted by Section 8.1, no news release or other public announcement pertaining to the transactions contemplated by this Purchase Agreement (including the filing of this Purchase Agreement in accordance with applicable securities laws) will be made by or on behalf of either party or its Affiliates without the prior written approval of the other party not to be unreasonably withheld. If in the judgment of either Party such a news release or public announcement is required by Law or the rules or regulations of any stock exchange on which such party’s stock is traded, the party intending to make such release or announcement (including the filing of this Purchase Agreement in accordance with applicable securities laws) shall to the extent permitted by Law provide prior written notice to the other party of the contents of such release or announcement (or redacted form of the Purchase Agreement) and allow the other party reasonable time to comment on such release or announcement (or redacted form of the Purchase Agreement) in advance of such issuance or filing.

9. Conditions to Closing; Covenants; Termination.

9.1 Conditions to Obligations of BIRL. The obligation of BIRL to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

9.1.1 The representations and warranties of Eton, as specified in Section 4.1 shall be true and correct on and as of the Effective Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

9.1.2 Eton shall have performed and complied with all of its covenants in this Purchase Agreement (disregarding any failure to perform or comply that was inadvertent or unintentional) at or before the Closing (to the extent that such covenants require performance by Eton at or before the Closing).

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9.1.3 The transactions contemplated by the 2019 Amended and Restated Agreement shall have occurred.

9.1.4 The [* * *] Consent shall have been obtained and shall be in full force and effect.

9.1.5 Eton shall have furnished to BIRL all deliverables set forth in Section 2.5.

9.1.6 No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Purchase Agreement shall have been issued by any court of competent jurisdiction and remain in effect.

9.2 Conditions to Obligations of Eton. The obligation of Eton to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

9.2.1 The representations and warranties of BIRL, as specified in Section 4.2 shall be true and correct on and as of the Effective Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

9.2.2 BIRL shall have performed and complied with all of its covenants contained in this Purchase Agreement (disregarding any failure to perform or comply that was inadvertent or unintentional) at or before the Closing (to the extent that such covenants require performance by BIRL at or before the Closing).

9.2.3 The transactions contemplated by the 2019 Amended and Restated Agreement shall have occurred.

9.2.4 BIRL shall have furnished to Eton all deliverables set forth in Section 2.6.

9.2.5 No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Purchase Agreement shall have been issued by any court of competent jurisdiction and remain in effect.

9.3 Consummation of Eyemax Transaction. Eton shall use commercially reasonable efforts to consummate the transactions contemplated by the 2019 Amended and Restated Agreement as promptly as possible following the Effective Date.

9.4 Termination.

9.4.1 Termination. This Purchase Agreement may be terminated prior to the Closing:

(i) by the mutual written consent of the parties; or

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(ii) by BIRL, by written notice to Eton, if BIRL is not then in material breach of any provision of this Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Eton pursuant to this Purchase Agreement that would give rise to the failure of any of the conditions specified in Section 9.1.1 or 9.1.2 and such breach, inaccuracy or failure has not been cured by Eton within [* * *] of Eton’s receipt of written notice of such breach from BIRL; or

(iii) by Eton, by written notice to BIRL, if Eton is not then in material breach of any provision of this Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BIRL pursuant to this Purchase Agreement that would give rise to the failure of any of the conditions specified in Section 9.2.1 or 9.2.2 and such breach, inaccuracy or failure has not been cured by BIRL within [* * *] of BIRL’s receipt of written notice of such breach from Eton; or

(iv) by Eton or BIRL in the event that a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; provided, however, that a party shall not be permitted to terminate this Purchase Agreement pursuant to this Section 9.4.1(iv) if such party did not use commercially reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable; or

(v) by VIRL if the transactions contemplated by the 2019 Amended and Restated Agreement have not been consummated within [* * *] of the Effective Date.

9.4.2 Upon termination of this Purchase Agreement, the transactions contemplated hereby shall be abandoned without further action by any of the parties and this Purchase Agreement shall become void and have no effect, and neither party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except that nothing herein shall relieve any party from liability for any breach of this Agreement. Termination of this Agreement shall terminate all outstanding obligations and liabilities (other than liability for any breach of this Agreement) between the parties arising from this Purchase Agreement except those described in this Section 9.4, and Section 8.

9.5 Non-Competition. During the [* * *] following the Closing, Eton shall not, and shall cause its Affiliates not to, [* * *] (collectively, the “Competing Business”); provided, however, the restriction contained in this Section 9.5 shall not prohibit Eton or its Affiliates from owning less than [* * *] of the outstanding stock of any class of securities registered under the Securities Exchange Act of 1934, as amended; provided, further, that if, during such [* * *] period, any Competing Business is conducted in the Territory at the time of consummation of an Acquisition Transaction (as defined below) by any business (or any portion thereof), Person or group of Persons, all or a majority interest of which is, or a bundle of assets of which are, acquired by Eton or any of its Affiliates through an equity or asset purchase, merger, consolidation or other transaction, in each case, whether in a single transaction or a series of related transactions (an “Acquisition Transaction”), then Eton or its Affiliates may continue to conduct such Competing Business until the earlier of (i) such time as Eton or its Affiliates divest such Competing Business and (ii) [* * *] after the closing date of such Acquisition Transaction; provided, however, that no Acquisition Transaction can be entered into by Eton or any of its Affiliates if the Competing Business is all or substantially all of the business that would be purchased pursuant to the Acquisition Transaction [* * *] Eton acknowledges that the agreements in this Section 9.5 impose a reasonable restraint in light of the activities and business of Eton and its Affiliates on the Effective Date and the current business of BIRL, Eton and their respective Affiliates.

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10. Miscellaneous.

10.1 Relationship of Parties. The relationship between Eton and BIRL, with respect to this Purchase Agreement, is only that of independent contractors notwithstanding any activities set forth in this Purchase Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Purchase Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

10.2 Governing Law and Resolution of Disputes.

10.2.1 This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws principles.

10.2.2 Any and all disputes or claims arising from or out of this Purchase Agreement shall be litigated exclusively before a court of the State of New York or, if subject matter jurisdiction exists, the United States District Court for the Southern District of New York. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

10.3 Assignment. Neither party shall assign its rights or obligations under this Purchase Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Purchase Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Purchase Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Purchase Agreement. Any purported assignment in violation of this Section 10.3 shall be void.

10.4 Counterparts. This Purchase Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

10.5 Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

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10.6 Severability. If any provision of this Purchase Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

10.7 Notices. Any consent, notice or report required or permitted to be given or made under this Purchase Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Purchase Agreement) shall be effective upon receipt by the addressee.

If to Eton:	Eton Pharmaceuticals, Inc.
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

If to BIRL:	Bausch Health Ireland Limited
3013 Lake Drive
Citywest Business Campus
Dublin 24, Ireland
Attention: General Manager

With a copy to:

Bausch Health US, LLC
400 Somerset Corporate Blvd
Bridgewater, NJ 08807
Attention: General Counsel

10.8 Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Purchase Agreement.

10.9 Entire Agreement. Effective as of the Effective Date, this Purchase Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Purchase Agreement shall be modified or amended only by a writing specifically referring to this Purchase Agreement signed by both BIRL and Eton.

10.10 Force Majeure. Neither party shall be liable for delays in its performance caused by Force Majeure Events, provided the affected party gives the other party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected party shall use commercially reasonable efforts to work around such event beyond its control.

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10.11 Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Purchase Agreement or any part of this Purchase Agreement. The Article and Section headings in this Purchase Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Purchase Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘ herein’ , ‘hereby’ , ‘hereto ‘ and ‘hereunder’ refer to this Purchase Agreement as a whole. Unless the context otherwise requires, references found in this Purchase Agreement: (i) to Articles and Sections mean the Articles and Sections of this Purchase Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Purchase Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Purchase Agreement as of the Effective Date.

Eton Pharmaceuticals, Inc.

By:
Name:
Title:

Bausch Health Ireland Limited

By:
Name:
Title:

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